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                                                                   EXHIBIT 10.12


          AMENDED AND RESTATED PURCHASE RIGHTS AND FINANCING AGREEMENT

         THIS PURCHASE RIGHTS AND FINANCING AGREEMENT ("Agreement") is entered into as of the 30th day of June, 1999, by and between ALTERRA HEALTHCARE CORPORATION, a Delaware corporation formerly known as Alternative Living Services, Inc. ("Alterra"), and THIRD PARTY INVESTORS I, L.L.C., a Delaware corporation ("Purchaser").

                              W I T N E S S E T H:

         Purchaser has acquired the interest of Alterra (or its subsidiary, as the case may be) in properties or purchase and sale agreements described in that certain Agreement of Purchase and Sale between Alterra and Purchaser of December 31, 1998, as the same may be amended from time to time ("First Purchase Agreement"), and in that certain Agreement of Purchase and Sale between Alterra and Purchaser of March 31, 1999, as the same may be amended from time to time ("Second Purchase Agreement"), and may acquire the interest of Alterra (or its subsidiary, as the case may be) in properties or purchase and sale agreements described in that certain Option Agreement between Alterra and Purchaser of March 31, 1999, as the same may be amended from time to time (the "Option Agreement"). The First Purchase Agreement, the Second Purchase Agreement and the Option Agreement are sometimes hereinafter referred to collectively as the "Purchase Agreements." The properties which are the subject of the Purchase Agreements (including those which are the subject of the aforesaid purchase and sale agreements or option) are hereinafter collectively referred to as "Parcels" and individually as a "Parcel."

         Purchaser and Alterra have agreed that Alterra shall have certain purchase rights with respect to the Parcels.

         Purchaser and Alterra have agreed to certain other matters as more particularly described herein, all of which agreements were originally embodied in that certain Purchase Rights And Financing Agreement dated as of March 31, 1999 which the parties wish to amend and restate on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration for TEN AND NO/100 DOLLARS ($10.00) in hand paid by Alterra to Purchaser and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Alterra and Purchaser hereby agree as follows:

         1. Purchase Rights Notice/Offer/Acceptance. Except as otherwise provided in Section 3.c, below, and subject to any approval rights of Alterra prior to the First Sale Date as defined in the Operating Agreement of Third Party Investors I, L.L.C., as the same may be amended from time to time, in the event that Purchaser desires to sell a single Parcel (the "Applicable Single Parcel") or a group of Parcels (the "Applicable Group of Parcels"), Purchaser shall notify Alterra thereof which notice shall include a copy of the form of purchase and sale agreement (inclusive of all material terms other than the purchase price) that Purchaser plans to use in connection with such sale ("Purchase Agreement Form"). Alterra shall have thirty (30)



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days in which to notify Purchaser in writing whether Alterra desires to purchase the Applicable Single Parcel or the Applicable Group of Parcels (but only as a Group). The aforesaid notice shall be in the form of two (2) executed (by either Alterra or an affiliate or subsidiary thereof) originals of the Purchase Agreement Form for the Applicable Single Parcel or Applicable Group of Parcels, as the case may be, which purchase agreement shall have been modified to include
(a) the purchase price and (b) any other modifications that Alterra reasonably deems appropriate. The effective date of the notice by Alterra to Purchaser of its election to purchase the Applicable Single Parcel or Applicable Group of Parcels is hereinafter referred to as the "Election Date." If Alterra elects not to purchase the Applicable Single Parcel or Applicable Group of Parcels, or otherwise does not make an election with respect to the Applicable Single Parcel or Applicable Group of Parcels, Purchaser shall have the right at any time thereafter to sell the Applicable Single Parcel or the Applicable Group of Parcels (but only as a group) to a bona fide third party on substantially the same terms (or other terms which are more favorable to Purchaser) as those set forth in the Purchase Agreement Form and using a purchase agreement in substantially the same form as the Purchase Agreement Form. Purchaser shall have fifteen (15) days from the applicable Election Date for the Applicable Single Parcel or Applicable Group of Parcels, as the case may be, to execute and return to Alterra one (1) original of the purchase agreement executed and delivered by Alterra therefor. If Purchaser executes and delivers an original of the purchase agreement as aforesaid, the Applicable Single Parcel or Applicable Group of Parcels (but only as a group) shall thereby be released from this Agreement and Purchaser and Alterra shall proceed to close the transaction contemplated thereby in accordance with said purchase agreement. If Purchaser does not execute and return an original of the applicable purchase agreement to Alterra as aforesaid, Purchaser shall be deemed to have rejected the offer of Alterra and such offer shall terminate. For a period of six (6) months after such rejection, the rights of Alterra hereunder shall be suspended such that Purchaser shall have the right to enter into an agreement to sell the Applicable Single Parcel or Applicable Group of Parcels (but only as a group) to a bona fide third party for a purchase price in excess of the purchase price offered by Alterra therefor and otherwise on substantially the same terms as those set forth in the Purchase Agreement Form and using a purchase agreement in substantially the same form as the Purchase Agreement Form. The sale contemplated by said purchase agreement shall close within a reasonable time after the date thereof. Upon the consummation of such sale, the Applicable
Single Parcel or each Parcel included within the Applicable Group of Parcels shall thereby be released from this Agreement. Upon the later to occur of (a) the expiration of the suspension period without Purchaser entering into a permitted purchase agreement as described above or (b) the termination of a permitted purchase agreement as described above without the consummation of the transaction contemplated thereby, the rights of Alterra shall be reinstated such that Purchaser shall be required to comply with the terms hereof prior to the sale of the Applicable Single Parcel and of each Parcel included in the Applicable Group of Parcels. To the extent that Alterra shall purchase any Parcel pursuant to the provisions of this Section 1, Alterra shall assume any and all obligations of Purchaser with respect to any applicable interest rate lock, swap or similar agreement or refinancing fees payable in connection with the Permanent Financing (as defined in Section 3.a, below) with respect to such Parcel provided that such obligations or fees were reasonable in relation to the Permanent Financing. The aggregate amount of such obligations and fees which Alterra would be obligated to assume and pay shall be considered as part of the


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purchase price offered by Alterra in determining whether the offer of any third party is at a price in excess of the amount offered by Alterra.


         2.   General Terms of Purchase Rights.

         a. Recorded Instrument. Within thirty (30) days after the date hereof, Purchaser and Alterra shall execute a recordable memorandum of this Agreement for each Parcel. Alterra shall be permitted to record a memorandum of this Agreement in the real estate records where each Parcel is located. In connection with any sale to a third party with respect to which Alterra no longer has a purchase right pursuant to Section 1, Alterra shall promptly provide evidence in writing of such fact as requested by Purchaser.

         b. Substitution of Parcels. In the event that a Parcel is re-conveyed to Alterra (or an affiliate thereof) and a substitution parcel conveyed to Purchaser in accordance with the terms of this Agreement or the Purchase Agreements, this Agreement shall be automatically released as to the Parcel reconveyed to Alterra or its affiliate. Further, upon the conveyance of the substitution parcel to Purchaser, this Agreement shall automatically govern said substitution parcel and said substitution parcel shall constitute a Parcel for the purposes of this Agreement. Contemporaneously with the conveyance of the substitution parcel, Alterra and Purchaser shall execute a recordable memorandum of this Agreement in accordance with Section 2(a) hereof. Alterra shall have the right to record such memorandum as contemplated by Section 2(a) hereof.

         3.  Financing/Guaranty.

         a. Permanent Financing; Alterra Guaranties. Purchaser and Alterra agree that it is their mutual intent that Purchaser obtain financing from an unrelated party or parties (collectively, the "Senior Lender"), as soon as practicable after the date hereof, for each of the Parcels which have or may hereafter be acquired by Purchaser pursuant to the Purchase Agreements (including the construction and development thereof) on terms and conditions reasonably acceptable to Purchaser ("Permanent Financing") for not less than seventy five percent (75%) (the "Target Percentage") of Total Costs of each Parcel. Purchaser agrees that terms substantially consistent with those set forth in the Key Bank Financing Proposal attached hereto as Exhibit A (the "Key Bank Financing Proposal") would be acceptable to Purchaser. Proceeds of the Permanent Financing shall be used, in part, to discharge Purchaser's liability to Alterra under (a) the Amended Bridge Loan Agreement between Alterra and Purchaser of even date and (b) the other documents evidencing and securing the loan contemplated by the Amended Bridge Loan Agreement. Purchaser agrees to use its best efforts to obtain Permanent Financing with respect to each of the Parcels. The parties also contemplate that Purchaser from time to time may desire, or be required, to obtain refinancing from a Senior Lender ("Replacement Permanent Financing") for Parcels which are subject to Permanent Financing. Alterra, promptly upon the demand of Purchaser, shall execute unconditional guaranties of the Purchaser's obligations (limited to eighty percent (80%) of the "Total Costs," as hereinafter defined) pursuant to the Permanent Financing or Replacement Permanent Financing for each Parcel in the form reasonably required by the lender or lenders and reasonably acceptable to Alterra (each an "Alterra Guaranty" and, collectively, the "Alterra Guaranties"). The Alterra Guaranties shall be


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for a period ending not later than December 31, 2010. Alterra agrees that terms and conditions of the Alterra Guaranties may include, but not be limited to, the financial covenants and other terms and conditions applicable to Alterra as described in the Key Bank Financing Proposal. "Total Costs" means with respect to each Parcel as of any given time the amount paid by Purchaser for the acquisition of the Parcel and the aggregate "Project Costs" as of such time for such Parcel (incurred after the date of closing of the acquisition of such Parcel by Purchaser) as the term "Project Costs" is defined in Section 2.5 of the Development Agreement between Purchaser and Alterra relative thereto dated either (i) as of December 31, 1998, (ii) of even date herewith or (iii) with respect to Parcels acquired under the Option Agreement, the closing date of such acquisition, as the case may be, as such agreements described in clauses (i),
(ii) or (iii) may be amended from time to time.

         b. Supplementary Financing. If after reasonable efforts by Purchaser, Purchaser is unable to obtain Permanent Financing with Alterra Guaranties for the Target Percentage of the Total Costs of all of the Parcels on an aggregate basis, Alterra shall make all reasonable efforts to allocate to the Purchaser a portion of its total financing commitments in order to permit Purchaser to be able to obtain the Permanent Financing for the Target Percentage of Total Costs with respect to all of the Parcels on an aggregate basis. In addition, from time to time on or before each Closing of Pending Financing (as hereinafter defined), Alterra shall lend to the Purchaser on the terms and conditions hereinafter set forth (each a "Supplementary Financing") the percentage of the Total Costs with respect to each such Parcel equal to the amount by which the percentage of Total Costs of each such Parcel which will be a Permanently Financed Parcel (as hereinafter defined) upon such Closing of Pending Financing is less than the Target Percentage, provided that Alterra shall not be required to lend to Purchaser with respect to any Parcel an amount in excess of twenty-five percent (25%) of the Total Costs of such Parcel nor in an amount which would cause the aggregate principal amount of all Supplementary Financings which will be outstanding upon any Closing of Pending Financing to exceed Ten Million Dollars ($10,000,000.00). If at any time, Purchaser obtains Permanent Financing and/or Replacement Placement Financing which causes the aggregate of all Permanent Financing and/or Replacement Permanent Financing and Supplementary Financing to exceed the Target Percentage of the Total Costs of all Parcels covered by such financings, Purchaser shall pay the amount of such excess to Alterra as a prepayment on Supplementary Financings. Each Supplementary Financing shall be at an interest rate of eleven percent (11%) per annum, and interest shall be payable quarterly except to the extent prohibited by any intercreditor or subordination agreement entered into by Alterra with the Senior Lender. The maturity date of the Supplementary Financing with respect to any Parcel shall be the same as the scheduled maturity date of the Permanent Financing or Replacement Permanent Financing with respect to such Parcel. The Supplementary Financing with respect to any Parcel shall be evidenced by a promissory note of Purchaser in form reasonably acceptable to Purchaser, Alterra and the Senior Lender and, if permitted by the Senior Lender, will be secured by a mortgage and other security interests (including a security interest in all the outstanding limited liability company member interests in Purchaser other than that held by Alterra), subordinate to the mortgage and other security instruments securing the Permanent Financing or Replacement Permanent Financing, and otherwise on terms and conditions reasonably acceptable to Purchaser, Alterra and the Senior Lender. The Senior Lender must enter into an intercreditor agreement with Alterra which provides, without limitation, that Alterra shall


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have the right, but not the obligation, to acquire the interest of the Senior
Lender or cure the default of Purchaser (in either case, within 10 days after written notice from the Senior Lender) prior to any foreclosure, deed in lieu of foreclosure or similar action with respect to the collateral securing the Permanent Financing or Replacement Permanent Financing. Subject to the foregoing, the terms of said intercreditor agreement shall be reasonably acceptable to Purchaser and Alterra. "Closing of Pending Financing" means the closing of Permanent Financing or Replacement Permanent Financing. "Permanently Financed Parcels" means all Parcels with respect to which Permanent Financing or Replacement Permanent Financing is in effect, except any Parcels which are Financing In Process Parcels. "Financing In Process Parcels" means all Parcels which are in process of being financed with Permanent Financing or refinanced with Replacement Permanent Financing.

         c. Financing Default by Alterra. In the event that after the closing of Permanent Financing or Replacement Permanent Financing, Alterra or Purchaser are notified by the Senior Lender that Alterra has defaulted on any covenant applicable to Alterra in the Alterra Guaranties and as a result thereof the obligation of Alterra with respect to the Alterra Guaranties or of Purchaser with respect to the Permanent Financing or Replacement Permanent Financing for any one or more Parcels is due and payable, then unless and until such default and the effect thereof have been cured to the satisfaction of or otherwise waived by the Senior Lender, (a) subject to Section 1 hereof as modified by this subsection, Purchaser may, at its option, enter into an agreement of sale with respect to any or all of such Parcels to a third party on such terms and conditions as determined by Purchaser provided, however, as to the Alterra purchase right in Section 1 hereof, the thirty (30) day period in which Alterra has the right to notify Purchaser whether it desires to purchase a Parcel shall be reduced to ten (10) days and within two business days after Purchaser notifies Alterra of the acceptance of Alterra's offer, Alterra shall be required to deposit an amount equal to 10% of the amount of its offer in escrow with a bank or other party reasonably acceptable to Purchaser to secure Alterra's obligations under the purchase agreement under reasonable terms for a deposit intended to secure the obligation of a purchaser to complete a real estate purchase and if Alterra defaults in its obligation to make such deposit, all of Alterra's rights under Section 1 with respect to such Parcels shall be extinguished and (b) in connection with the sale of any Parcel pursuant to the provisions of clause (a) of this sentence, Purchaser may, at its option, terminate the Assisted Living Consultant and Management Services Agreement and Development Agreement between Alterra and Purchaser with respect to any such Parcel effective with the date of sale thereof, provided that Purchaser shall first repay, to the extent incurred in connection with such Parcel, all amounts of principal and interest outstanding pursuant to (i) any Supplementary Financing, (ii) those two (2) certain Management Fee Loan Notes dated December 31, 1998 and March 31, 1999, respectively, and (iii) those two (2) certain Working Capital Loan Notes also dated as of December 31, 1998 and March 31, 1999, respectively. Alterra, in its capacity as a member of Third Party Investors I, L.L.C. hereby consents to the sale of any Parcel pursuant to the provisions of this Section 3.c which may occur prior to the First Sale Date as defined in the Operating Agreement of Third Party Investors I, L.L.C., as amended from time to time.

         4.       Miscellaneous


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         a.   Agreement Binding. This Agreement shall be binding upon each party hereto and such party's successors and assigns and shall inure to the benefit of each party hereto and such party's successors and assigns. Alterra may assign this Agreement and the rights of Alterra hereunder (in whole or in part) without the prior written consent of Purchaser.

         b. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any of the matters connected with this transaction shall be effective for any purpose. Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto.

         c. Facsimile Execution. In the event of delivery by facsimile, such delivery shall be binding as if an original had been delivered and the delivering party covenants and agrees that originals will be sent that same day by overnight delivery.

         d. Time is of the Essence. Time is of the essence of the transaction contemplated by this Agreement.

         e. Governing Law. With respect to matters pertaining to the individual Parcels, this Agreement shall be governed by and construed in accordance with the laws of the state in which such Parcel is located. Except as set forth in the immediately preceding sentence, this Agreement shall be governed by the laws of the state of Wisconsin.

         f. Interpretation; Date of Agreement. The titles, captions and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any time period under this Agreement ends on a day other than a Business Day (as hereinafter defined), then the time period shall be extended until the next business day. The term "Business Day" shall mean Monday through Friday excluding holidays recognized by the state government of the State of Wisconsin. All references in this Agreement to "the date of this Agreement" shall be deemed to refer to the last date appearing on the signature page hereof.

         g. Waiver. Purchaser or Alterra, as the case may be, reserves the right to waive, in whole or in part, any provision hereof which is for the benefit of the party so waiving.

         h. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, taken as a whole, shall be deemed to be one (1) original. This Agreement shall be deemed fully executed when each party whose signature is required has signed at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement.

         i. Non-Waiver. Unless otherwise expressly provided herein, no waiver by Alterra or Purchaser of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Alterra or Purchaser upon any breach under this Agreement shall impair such right or remedy


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or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Alterra or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained. Each party hereby reserves the right to waive any provision hereof made or intended for the benefit of the waiving party.

         j. Rights Cumulative. All rights, powers, options or remedies afforded to Alterra or Purchaser either hereunder or by law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law, unless expressly provided to the contrary herein.

         k. Notices. All notices, consents, approvals and other communications which may be or are required to be given by either Alterra or Purchaser under this Agreement shall be properly given if made in writing and sent by (a) hand delivery, or (b) certified mail, return receipt requested, or (c) facsimile or telecopier, provided a confirming copy thereof is thereafter sent in accordance with (a), (b) or (d), or (d) nationally recognized overnight delivery service for next business day delivery (such as Express Mail, Federal Express or Airborne Express), with all postage, delivery and other charges paid by the sender and addressed to Purchaser or Alterra, as applicable, as follows, or at such other address as each may request in advance in writing. Such notices delivered (i) by hand shall be deemed received upon actual delivery, (ii) by overnight delivery service shall be deemed received on the next business day,
(iii) by facsimile or telecopier, on the date the sender receives either electronic or verbal or other acknowledgment of receipt (without regard to the date, if any, that the confirming copy is actually received) and (iv) if mailed, shall be deemed received upon the earlier of actual receipt or two (2) business days after mailing. Refusal of delivery shall be deemed effective delivery on the date said delivery was attempted. Impossibility of delivery by a particular means shall be deemed effective delivery on the date said delivery was attempted provided that the delivering party thereafter diligently pursues actual delivery by the same or other means. Said notice addresses are as follows:

If to Purchaser:

         Twin Oaks Capital, L.L.C.
         2215 York Road
         Suite 500
         Oak Brook, Illinois  60523
         Attn: Ronald G. Kenny
         Telephone: 630/928 0414
         Fax: 630/990-2110


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With a copy to:

         Hecht & Lentz
         333 Bridge, N.W., Suite 330
         Grand Rapids, Michigan  49504
         Attention:  David M. Hecht, Esq.
         Telephone:  616/776-7200
         Facsimile:  616/776-7203

If to Alterra

         Alternative Living Services, Inc.
         450 N. Sunnyslope Road, Ste. 300
         Brookfield, Wisconsin  53005
         Attention:  Mr. Thomas E. Komula
         Telephone:  414/641-7431
         Facsimile:  414/789-6182

with a copy to:

         Rogers & Hardin
         2700 International Tower
         229 Peachtree Street, N.E.
         Atlanta, Georgia  30303
         Attention:  Alan C. Leet, Esq.
         Telephone:  404/420-4616
         Facsimile: 404/522-2224

         l. Prior Agreement. This Agreement supersedes the Purchase Rights and Financing Agreement between the parties dated as of December 31, 1998, which upon execution of this Agreement shall be null and void and of no further force and effect.

       ******************************************************************


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         IN WITNESS WHEREOF, Alterra and Purchaser have caused this Agreement to be duly executed as of this 30th day of June, 1999.

                                    ALTERRA HEALTHCARE CORPORATION

                                    By:  /s/Thomas E. Komula
                                       -----------------------------------
                                    Its:  Senior Vice President
                                        ----------------------------------

                                    Execution Date:   June 30, 1999
                                                   -----------------------

                                    THIRD PARTY INVESTOR I, L.L.C., a Delaware
                                    Corporation
                                    By: Twin Oaks Capital, LLC, its Manager

                                    By:  /s/ Ronald G. Kenny
                                       -----------------------------------
                                    Its:  President
                                        ----------------------------------

                                    Execution Date:   June 30, 1999
                                                   -----------------------


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With respect only to the pledge of member interests referenced in Section 3.b hereof:

                                   TWIN OAKS CAPITAL, LLC


                                   By:  /s/Ronald G. Kenny
                                      -----------------------------------
                                         Ronald G. Kenny, President

                                   Execution Date:   June 30, 1999
                                                  -----------------------


                                   GROUP ONE INVESTORS, L.L.C.
                                   By:  RDV Corporation, Manager

                                   By:  /s/Robert S. Schierbeck
                                      -----------------------------------
                                   Its:  Treasurer
                                       ----------------------------------

                                   Execution Date:   June 30, 1999
                                                  -----------------------





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